UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 12, 2012

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

811 Main Street, Suite 2100, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01	Entry into a Material Definitive Agreement.

On April 12, 2012, Endeavour International Corporation (the “Company”) and its wholly-owned subsidiary, Endeavour Energy UK Limited (“Endeavour UK”) entered into a credit agreement (the “Credit Agreement”) with Cyan Partners, LP, as administrative agent (“Cyan”), and the lenders party thereto, providing for a revolving credit facility (the “Revolving Credit Facility”).

In anticipation of the Company’s pending acquisition of certain oil interests in the North Sea (the “Acquisition”) and the associated repayment of the Company’s existing senior term loan with Cyan and certain other lenders (the “Senior Term Loan”), the Company has elected to pursue a $100 million senior credit facility, as contemplated in the indentures governing the Company’s two series of senior notes due 2018 (the “2018 Notes”). In addition, the Company has a Letter of Credit facility with Commonwealth Bank of Australia, who has exercised its right to require the Company to cash collateralize a letter of credit issued thereunder. The Company will use approximately $32 million of the funds available under the Revolving Credit Facility to replace the funds used in connection with this cash collateralization

Until the Escrow Release Date (as defined below), borrowings under the Revolving Credit Facility will be limited to an aggregate of $40 million at any time and will accrue interest at a rate of 12% per year, plus an additional 3% in annual interest “in-kind” through an increase in the outstanding principal amount of the borrowings. The $40 million will be secured by a second lien until the Escrow Release Date. From and after the Escrow Release Date, borrowings will accrue interest at a rate of 13% per year and will be limited to an aggregate of $100 million at any time; such amount may be increased up to $150 million with the consent of the lenders representing at least a majority of the borrowings then outstanding under the Revolving Credit Facility and may be increased in excess of $150 million with the consent of the lenders representing at least two-thirds of the borrowings then outstanding under the Revolving Credit Facility. Such borrowings can be repaid at any time without premium.

Until the net proceeds from the Company’s February 2012 offering of the 2018 Notes are released from escrow (such date, the “Escrow Release Date”), the Credit Agreement will contain covenants similar to those contained in the credit agreement governing the Senior Term Loan, including, but not limited to, limitations on incurrence of investments, liens on assets, transactions with affiliates, mergers consolidations and sales of assets, along with customary events of default, conditions, representations and warranties and indemnification provisions.

The Escrow Release Date will occur upon (i) the completion of Acquisition and the repayment of the Senior Term Loan; (ii) the pledge of certain collateral to secure the 2018 Notes; and (iii) compliance with certain other customary conditions.

The Revolving Credit Facility matures on October 12, 2013; however, if the Acquisition is not completed on or before June 15, 2012, the Acquisition is earlier terminated or any other escrow release conditions are not met on or before June 15, 2012, then any outstanding borrowings under the Revolving Credit Facility shall become immediately due.

After the Escrow Release Date, the Revolving Credit Facility will contain similar covenants as the indentures governing the 2018 Notes including, but not limited to, restrictions on the Company’s and its restricted subsidiaries’ ability to: (i) pay distributions or repurchase or redeem the Company’s capital stock or subordinated debt; (ii) make certain investments; (iii) incur additional indebtedness (iv) create or incur certain liens; (v) sell assets; (vi) consolidate, merge or transfer all or substantially all of the Company’s assets; (vii) enter into agreements that restrict distributions from the Company’s restricted subsidiaries to the Company; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications.

The Credit Agreement contains customary events of default. If an event of default exists under the Credit Agreement, the administrative agent has the ability to accelerate the maturity of any outstanding revolving borrowings and exercise other rights and remedies.

Borrowings under the Revolving Credit Facility are guaranteed by the Company and all of the Company’s material subsidiaries and, after the Escrow Release Date, will be the senior obligations of Endeavour UK. In addition, substantially all of the Company’s and the Company’s material subsidiaries’ assets are pledged as collateral to secure the Revolving Credit Facility. However, after the Escrow Release Date, the collateral subject to liens securing the 2018 Notes will no longer secure the Revolving Credit Facility. Collateral securing the Revolving Credit Facility may also secure certain hedging obligations and reimbursement obligations in respect of letters of credit that may be issued for the account of Endeavour and its subsidiaries.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

April 18, 2012	By:	Robert L. Thompson

Name: Robert L. Thompson
Title: Chief Accounting Officer